Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler	212-554-5469
520-747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports Q1 2012 Results

Highlights:

•	Revenue rose 14.2% over last year’s first quarter to $260.1 million

•	Diluted EPS of $0.23

•	Net cash provided by operations totaled $9.2 million

•	Higher utilization primarily due to an unusually mild winter and start-up expenses contributed to higher NET costs

TUCSON, ARIZONA –May 9, 2012 — The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Results

For the first quarter of 2012, the Company reported revenue of $260.1 million, an increase of 14.2% from $227.8 million in the comparable period in 2011. Revenue from Providence’s non-emergency transportation (NET) services segment grew 18.5% to $164.7 million in the first quarter from $139.0 million in the prior year period. Revenue from the social services segment increased 7.5% to $95.5 million, up from $88.8 million in the first quarter of 2011. Revenue growth benefitted from new NET contract wins and a June 2011 acquisition.

Net income was $3.0 million, or $0.23 per diluted share, in the first quarter of 2012 compared to net income of $4.5 million, or $0.34 per diluted share, in the first quarter of 2011. The current quarter included a non-recurring tax benefit of approximately $0.03 per share related to a tax accounting method change for a 2011 acquisition.

Providence’s direct social service client census was approximately 61,900 at March 31, 2012 compared to 59,800 at March 31, 2011. The Company had approximately 12.4 million individuals eligible to receive services under its NET contracts at March 31, 2012 compared to approximately 9.6 million at March 31, 2011. Total direct contracts numbered 720 at March 31, 2012 compared to 725 at March 31, 2011.

At March 31, 2012, the Company had unrestricted cash and cash equivalents of $47.1 million. During Q1 2012, the Company generated a total of $9.2 million in cash from operations. At March 31, 2012, the Company had long term liabilities of $163.8 million, down from $174.7 million at March 31, 2011.

“Our first quarter results saw higher than normal expenses in the NET segment primarily due to the effect of an unusually mild winter on utilization and start-up expenses associated with launching several new contracts simultaneously,” stated Fletcher McCusker, Chairman and CEO. “While start-up expenses will continue to impact the second quarter, we anticipate having all five of our new contracts up and running during the back half of the year and believe we are well positioned to grow and win new business.”

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64 E. Broadway Blvd.  •  Tucson, Arizona 85701  •  Tel 520/747-6600  •  Fax 520/747-6605  •  www.provcorp.com

Providence Service Corporation

Guidance

For the full year 2012, Providence continues to anticipate revenue to be approximately $1.0 billion with diluted earnings per share of approximately $1.22. While NET utilization has increased and start up costs for new NET business are significant in the first half of 2012, we expect the new business to ramp up in the second half of the year. In addition, social services revenue is slightly ahead of plan. As a result, quarterly results for the remainder of 2012 are expected to approximate the following:

Quarter	Revenue	Diluted EPS
Q2	$275 million	$0.17
Q3	$273 million	$0.34
Q4	$280 million	$0.48

The Company anticipates its tax rate to be 42.65% for the remaining quarters in 2012.

Conference Call

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT and 8:00 a.m. Arizona and PDT) Thursday May 10, 2012 to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (866) 783-2140 or for international callers (857) 350-1599 and by using the passcode 38159535. A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until May 17, 2012 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 47479804.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence is different from many of its competitors in that it provides its social services primarily in the client’s own home or in community based settings versus treatment facilities or hospitals and provides its NET management services through local transportation providers rather than owning its own fleet of vehicles. The Company provides a range of services through its direct entities to approximately 61,900 clients through 720 active contracts at March 31, 2012, with an approximate 12.4 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has an approximately $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

—financial tables to follow—

Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(Unauidted)

	Three months ended March 31,
	2012	2011
Revenues:
Home and community based services	$84,125	$77,244
Foster care services	8,355	8,251
Management fees	2,995	3,345
Non-emergency transportation services	164,672	138,966

	260,147	227,806
Operating expenses:
Client service expense	80,210	72,814
Cost of non-emergency transportation services	156,979	126,108
General and administrative expense	12,739	11,924
Depreciation and amortization	3,626	3,249

Total operating expenses	253,554	214,095

Operating income	6,593	13,711
Other (income) expense:
Interest expense	1,907	3,732
Loss on extinguishment of debt	—	2,463
Interest income	(42)	(59)

Income before income taxes	4,728	7,575
Provision for income taxes	1,686	3,106

Net income	$3,042	$4,469

Earnings per share:
Basic	$0.23	$0.34
Diluted	$0.23	$0.34
Weighted-average number of common shares outstanding:
Basic	13,266,908	13,222,566
Diluted	13,404,833	13,320,443

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$47,055	$43,184
Accounts receivable, net of allowance of $5.6 million in 2012 and $5.8 million in 2011	95,765	87,163
Management fee receivable	3,067	3,537
Other receivables	1,829	1,601
Restricted cash	4,071	4,654
Prepaid expenses and other	14,976	15,989
Deferred tax assets	1,435	1,965

Total current assets	168,198	158,093
Property and equipment, net	31,010	28,563
Goodwill	113,979	113,737
Intangible assets, net	57,649	59,474
Restricted cash, less current portion	10,128	10,882
Other assets	8,619	8,304

Total assets	$389,583	$379,053

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$10,000	$10,000
Accounts payable	2,913	4,461
Accrued expenses	32,823	30,654
Accrued transportation costs	53,815	47,657
Deferred revenue	3,423	2,194
Reinsurance liability reserve	9,386	11,921

Total current liabilities	112,360	106,887
Long-term obligations, less current portion	137,993	140,493
Other long-term liabilities	13,903	9,740
Deferred tax liabilities	11,940	12,910

Total liabilities	276,196	270,030
Commitments and contingencies
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,654,913 and 13,621,951 issued and outstanding (including treasury shares)	14	14
Additional paid-in capital	177,333	176,172
Retained deficit	(58,519)	(61,561)
Accumulated other comprehensive loss, net of tax	(849)	(1,128)
Treasury stock, at cost, 631,013 and 623,576 shares	(11,553)	(11,435)

Total Providence stockholders’ equity	106,426	102,062
Non-controlling interest	6,961	6,961

Total stockholders’ equity	113,387	109,023

Total liabilities and stockholders’ equity	$389,583	$379,053

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three months ended March 31,
	2012	2011
Operating activities
Net income	$3,042	$4,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,729	1,321
Amortization	1,897	1,928
Amortization of deferred financing costs	286	479
Loss on extinguishment of debt	—	2,463
Provision for doubtful accounts	(193)	836
Deferred income taxes	(441)	(1,019)
Stock based compensation	1,067	690
Excess tax benefit upon exercise of stock options	(21)	(2)
Other	(18)	380
Changes in operating assets and liabilities:
Accounts receivable	(8,282)	(7,109)
Management fee receivable	470	(118)
Other receivables	(228)	442
Restricted cash	(215)	(402)
Prepaid expenses and other	445	1,215
Reinsurance liability reserve	(1,811)	(783)
Accounts payable and accrued expenses	592	2,131
Accrued transportation costs	6,159	6,354
Deferred revenue	1,230	(623)
Other long-term liabilities	3,446	9

Net cash provided by operating activities	9,154	12,661
Investing activities
Purchase of property and equipment, net	(4,168)	(1,818)
Acquisition of businesses, net of cash acquired	(190)	—
Restricted cash for contract performance	1,553	362
Purchase of short-term investments, net	(25)	(29)

Net cash used in investing activities	(2,830)	(1,485)
Financing activities
Repurchase of common stock for treasury	(118)	—
Proceeds from common stock issued pursuant to stock option exercise	80	2
Excess tax benefit upon exercise of stock options	21	2
Proceeds from long-term debt	—	100,000
Repayment of long-term debt	(2,500)	(112,304)
Debt financing costs	—	(2,606)
Capital lease payments	(14)	(4)

Net cash used in financing activities	(2,531)	(14,910)

Effect of exchange rate changes on cash	78	90

Net change in cash	3,871	(3,644)
Cash at beginning of period	43,184	61,261

Cash at end of period	$47,055	$57,617

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